Exhibit 99.1
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                              HEXCEL LOGO OMITTED


                                 NEWS RELEASE

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 Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

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                                         Contact:   Investors:
                                                    Stephen C. Forsyth
                                                    (203) 969-0666 ext. 425
                                                    stephen.forsyth@hexcel.com

                                                    Media:
                                                    Michael Bacal
                                                    (203) 969-0666 ext. 426
                                                    michael.bacal@hexcel.com


                       HEXCEL COMPLETES RECAPITALIZATION


      Equity proceeds from $125 million convertible preferred stock sale used to redeem 7% convertible subordinated notes due
                 August 1, 2003 and to reduce senior bank debt

         Existing senior credit facility refinanced with proceeds from sale of $125 million 9-7/8% senior secured notes due 2008 and a new senior secured credit facility led by Fleet Bank



STAMFORD, CT, March 19, 2003 - Hexcel Corporation (NYSE/PCX: HXL) today announced that it successfully completed the refinancing of its capital structure through the simultaneous closing of three financing transactions: the completion of its previously announced sale of convertible preferred stock for $125 million, the issuance of $125 million of 9-7/8% senior secured notes due 2008, and the establishment of a new $115 million senior credit facility. As a result the company will have no significant scheduled debt maturities until 2008.

Today, Hexcel completed the sale of 125,000 shares of series A convertible preferred stock and 125,000 shares of series B convertible preferred stock for $125 million in gross cash proceeds. Affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC invested $77.9 million. Affiliates of Goldman Sachs invested $47.1 million. These investments were made in accordance with their previously announced terms.

The proceeds from the sale of convertible preferred securities have been used to provide for the redemption of the Company's 7% convertible subordinated notes due 2003 and to reduce senior debt outstanding under the Company's existing senior credit facility. Proceeds to be used to redeem the 7% convertible subordinated notes have been remitted to US Bank Trust, trustee for the notes, for the express purpose of retiring the outstanding principal balance of the notes, plus accrued interest. US Bank Trust will advise holders of the notes of the arrangements for the redemption of these securities. The trustee expects that the redemption will be completed within the next 45 days.

In addition, Hexcel completed the refinancing of its existing senior credit facility. The remaining advances under the existing facility, after the application of a portion of the equity proceeds, have been repaid with the proceeds from the issuance of the Company's new 9-7/8% senior secured notes due 2008 and a new $115 million senior secured credit facility led by Fleet Bank also due 2008. Further, the Company will have several local European credit lines in addition to those provided under the new senior secured credit facility.

With the benefit of the financing transactions, the Company's next significant scheduled debt maturity will not occur until 2008, with annual debt maturities ranging between $6.2 million and $12.5 million until then. Total debt as of February 28, 2003, after giving pro-forma effect to the financing transactions and their related costs, is approximately $530 million, the lowest level in five years. The Company will report all of its debt, except for current maturities of about $6.2 million, as long term as of its next balance sheet date.

Mr. David E. Berges, Chairman, President and Chief Executive Officer of Hexcel stated, "I am extremely pleased that we have completed this recapitalization and improved Hexcel's financial and operating flexibility. Over the past 18 months, we have right-sized the Company's operations. With today's actions, we have now right-sized our capital structure, and positioned the Company to weather the current down cycle in our electronics and commercial aerospace markets. With no significant scheduled debt maturities or principal amortization for the next 5 years, we can better apply our energies to positioning for what we believe will be long term growth markets. Although an aerospace market recovery may be some time away, our customers continue to develop new aircraft designs with increased composite penetration and they can now be reassured that Hexcel will continue to provide cost effective solutions for their material performance needs. "

Mr. Berges continued "With this new equity infusion, we welcome two new directors to our board, Mr. Joel S. Beckman, a Managing Partner of Greenbriar Equity Group and Mr. Robert J. Small, a Managing Director of Berkshire Partners. I appreciate the vote of confidence from both investment groups as well as the additional commitment from Goldman Sachs. We also bid farewell to Hexcel's longest serving director, Marshall Geller. Marshall joined the board in 1994 and played an important role in the Company's consolidation of the advanced structural materials industry. We thank him for his support and counsel."

For additional information on the transaction, please refer to the proxy statement mailed to stockholders of record on February 14, 2003. In the next couple of weeks, the Company will issue a Form 8-K providing shareholders with revised annual debt maturities and information on the reporting for the preferred stock portion of the transaction.

                                     * * *

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial and recreation applications.

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                   Disclaimer of Forward-Looking Statements

This press release contains statements that are forward looking, including statements relating to its financial and operating flexibility and its ability to serve its customers future needs. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, and currency exchange rate changes. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.